Phillips 66 Reports Second-Quarter Earnings of $1.4 Billion (Adjusted Earnings of $1.4 Billion)

Exhibit 99.1

Phillips 66 Reports Second-Quarter Earnings of $1.4 Billion
or $3.12 Per Share
Adjusted earnings of $1.4 billion or $3.02 per share

Highlights

•	Generated $1.9 billion in operating cash flow; returned $861 million to shareholders

•	Increased quarterly dividend by 12.5% to $0.90 per common share

•	Operated at 97% utilization in Refining

•	Delivered record Midstream results

•	Executing Red Oak and Liberty pipeline projects

•	Sanctioned a fourth NGL fractionator at Sweeny Hub

•	Announced elimination of PSXP incentive distribution rights

•	CPChem announced plans to pursue joint development of petrochemical projects in the U.S. and Qatar

HOUSTON, July 26, 2019 – Phillips 66 (NYSE: PSX), a diversified energy manufacturing and logistics company, announces second-quarter 2019 earnings of $1.4 billion, compared with $204 million in the first quarter of 2019. Excluding special items of $45 million in the second quarter, adjusted earnings were $1.4 billion, compared with first-quarter adjusted earnings of $187 million.

“During the quarter we delivered solid financial results and demonstrated our commitment to operating excellence through safe and reliable operations,” said Greg Garland, chairman and CEO of Phillips 66. “Refining achieved 97% utilization and captured favorable margins. Midstream delivered record results, and at PSXP we are simplifying the capital structure with the elimination of IDRs.”

“We are further expanding our integrated crude oil network with the additions of the Liberty and Red Oak pipelines, and we are moving forward with a fourth NGL fractionator at our Sweeny Hub. In Chemicals, CPChem announced strategic partnerships to develop ethylene and polyethylene capacity on the U.S. Gulf Coast and in the Middle East. These projects align with our strategy to grow our higher-value Midstream and Chemicals businesses.”

“We returned $861 million to shareholders through dividends and share repurchases this quarter. We are committed to disciplined capital allocation and target reinvesting 60% of our operating cash flow back into the business and returning 40% to shareholders.”

Phillips 66 Reports Second-Quarter Earnings of $1.4 Billion (Adjusted Earnings of $1.4 Billion)

Midstream

	Millions of Dollars
	Pre-Tax Income		Adjusted Pre-Tax Income
	Q2 2019	Q1 2019	Q2 2019	Q1 2019
Transportation	$245	203	245	203
NGL and Other	143	90	143	90
DCP Midstream	35	23	35	23
Midstream	$423	316	423	316

Midstream second-quarter pre-tax income was $423 million, compared with $316 million in the first quarter of 2019.

Transportation second-quarter adjusted pre-tax income of $245 million was $42 million higher than the first quarter, primarily due to higher pipeline and terminal volumes at both wholly owned and joint venture operations.

NGL and Other adjusted pre-tax income for the second quarter was $143 million, a $53 million increase from the first quarter. The improvement was due to higher margins and volumes at the Sweeny Hub and improved butane trading results.

The company’s equity investment in DCP Midstream generated adjusted pre-tax income of $35 million in the second quarter, compared with $23 million in the first quarter. The increase primarily reflects favorable hedging impacts.

Chemicals

	Millions of Dollars
	Pre-Tax Income		Adjusted Pre-Tax Income
	Q2 2019	Q1 2019	Q2 2019	Q1 2019
Olefins and Polyolefins	$260	219	260	219
Specialties, Aromatics and Styrenics	34	26	34	26
Other	(19)	(18)	(19)	(18)
Chemicals	$275	227	275	227

The Chemicals segment reflects Phillips 66’s equity investment in Chevron Phillips Chemical Company LLC (CPChem). Chemicals’ second-quarter pre-tax income was $275 million, compared with $227 million in the first quarter.

CPChem’s Olefins and Polyolefins (O&P) business contributed $260 million of adjusted pre-tax income in the second quarter of 2019, compared with $219 million in the first quarter. The $41 million increase mainly reflects higher polyethylene margins, driven by lower feedstock costs, as well as lower utility costs. Global O&P utilization was 95% in the second quarter.

CPChem’s Specialties, Aromatics and Styrenics (SA&S) business contributed $34 million of adjusted pre-tax income in the second quarter of 2019, an improvement of $8 million from the prior quarter, reflecting higher first-quarter turnaround activity.

Phillips 66 Reports Second-Quarter Earnings of $1.4 Billion (Adjusted Earnings of $1.4 Billion)

Refining

	Millions of Dollars
	Pre-Tax Income (Loss)		Adjusted Pre-Tax Income (Loss)
	Q2 2019	Q1 2019	Q2 2019	Q1 2019
Refining	$983	(198)	983	(219)

Refining second-quarter pre-tax income was $983 million, compared with a pre-tax loss of $198 million in the first quarter of 2019. Refining results in the first quarter included $21 million of favorable claim settlements.

Refining adjusted pre-tax income was $983 million in the second quarter of 2019, compared with an adjusted pre-tax loss of $219 million in the first quarter of 2019. The improvement was largely due to higher realized margins and volumes. Realized margins for the quarter increased to $11.37 per barrel from $7.23 per barrel in the first quarter, primarily driven by higher gasoline crack spreads. The company's worldwide crude utilization rate was 97%, up from 84% in the first quarter.

Pre-tax turnaround costs for the second quarter were $67 million, compared with first-quarter costs of $148 million. Clean product yield was 84% in the second quarter.

Marketing and Specialties

	Millions of Dollars
	Pre-Tax Income		Adjusted Pre-Tax Income
	Q2 2019	Q1 2019	Q2 2019	Q1 2019
Marketing and Other	$294	138	294	138
Specialties	59	67	59	67
Marketing and Specialties	$353	205	353	205

Marketing and Specialties (M&S) second-quarter pre-tax income was $353 million, compared with $205 million in the first quarter of 2019.

Adjusted pre-tax income for Marketing and Other was $294 million in the second quarter of 2019, an increase of $156 million from the first quarter of 2019. The increase was due to higher domestic and international marketing margins, reflecting the impact of falling refined product spot prices within the quarter. Refined product exports in the second quarter were 187,000 barrels per day (BPD).

Specialties generated adjusted pre-tax income of $59 million during the second quarter, down from $67 million in the first quarter. The decrease was due to lower finished lubricant margins.

Phillips 66 Reports Second-Quarter Earnings of $1.4 Billion (Adjusted Earnings of $1.4 Billion)

Corporate and Other

	Millions of Dollars
	Pre-Tax Loss		Adjusted Pre-Tax Loss
	Q2 2019	Q1 2019	Q2 2019	Q1 2019
Corporate and Other	$(205)	(210)	(205)	(210)

Corporate and Other second-quarter pre-tax costs were $205 million, in line with the prior quarter.

Financial Position, Liquidity and Return of Capital

Phillips 66 generated $1.9 billion in cash from operations during the second quarter, including $509 million of cash distributions from equity affiliates. CPChem and WRB Refining distributed $190 million and $105 million, respectively, to Phillips 66 in the second quarter. Excluding working capital impacts, operating cash flow was $1.7 billion.

During the quarter, Phillips 66 funded $406 million of dividends, $455 million of share repurchases and $631 million of capital expenditures and investments. The company ended the quarter with 449 million shares outstanding.

As of June 30, 2019, cash and cash equivalents were $1.8 billion, and consolidated debt was $11.4 billion, including $3.3 billion at Phillips 66 Partners (PSXP). The company’s consolidated debt-to-capital ratio was 30%, and its net debt-to-capital ratio improved to 26%. Excluding PSXP, the debt-to-capital ratio was 25% and the net debt-to-capital ratio was 21%.

Strategic Update

In Midstream, Phillips 66 announced a joint venture to construct the Liberty Pipeline that will provide crude oil transportation from the Rockies and Bakken production areas to Cushing, Oklahoma. Liberty is supported by long-term shipper commitments and initial service is targeted for the first quarter of 2021. Phillips 66 owns a 50% interest in Liberty and will construct and operate the pipeline.

Phillips 66 also announced a joint venture to construct the Red Oak Pipeline system that will provide crude oil transportation from Cushing and the Permian Basin to multiple destinations along the Gulf Coast, including Corpus Christi, Ingleside, Houston and Beaumont, Texas. Red Oak is supported by long-term shipper commitments and initial service is targeted for the first quarter of 2021. Our co-venturer will construct and Phillips 66 will operate the pipeline. Phillips 66 owns a 50% interest in the venture.

Phillips 66 continues to expand the Sweeny Hub to meet increasing natural gas liquid (NGL) production and market demand. The company is moving forward with plans to build a fourth fractionator with 150,000 BPD of capacity that is expected to be completed in the second quarter of 2021. Fracs 2 and 3, each with capacity of 150,000 BPD, are anticipated to start up in the fourth quarter of 2020. The new fractionators are supported by long-term customer commitments. Upon completion of Frac 4, the Sweeny Hub will have 550,000 BPD of fractionation capacity.

Phillips 66 Reports Second-Quarter Earnings of $1.4 Billion (Adjusted Earnings of $1.4 Billion)

Also at the Sweeny Hub, Phillips 66 Partners is adding 6 million barrels of storage capacity at Clemens Caverns. Upon completion in the fourth quarter of 2020, Clemens Caverns will have 15 million barrels of storage capacity. Phillips 66 Partners is also constructing the Clemens to Gregory (C2G) Pipeline, a 16 inch ethane pipeline that will connect Clemens Caverns to petrochemical facilities in Gregory, Texas, near Corpus Christi. The project is backed by long-term commitments and is expected to be completed in 2021.

Phillips 66 Partners is constructing the 900,000 BPD Gray Oak Pipeline, which is anticipated to be in service by the end of 2019. The pipeline will provide crude oil transportation from the Permian and Eagle Ford to Texas Gulf Coast destinations that include Corpus Christi, the Sweeny area, including the company's Sweeny Refinery, as well as access to the Houston market. Phillips 66 Partners has a 42.25% ownership in the pipeline. The Gray Oak Pipeline joint venture has secured $1.3 billion of project financing.

The Gray Oak Pipeline will connect to multiple terminals in Corpus Christi, including the South Texas Gateway Terminal currently being constructed by Buckeye Partners, L.P. The marine export terminal will have two deepwater docks, with initial storage capacity of approximately 7 million barrels and up to 800,000 BPD of throughput capacity. Phillips 66 Partners owns a 25% interest in the terminal, which is expected to start up by mid-2020.

The company is constructing 2.2 million barrels of additional crude oil storage at its Beaumont Terminal. Upon completion in the first quarter of 2020, the terminal will have 16.8 million barrels of total crude and product storage capacity.

DCP Midstream’s O’Connor 2 plant is in the final commissioning phase and is expected to be in service in the third quarter of 2019. This adds 200 million cubic feet per day of gas processing capacity in the Denver-Julesburg (DJ) Basin. In the Permian, DCP Midstream has a 25% interest in the Gulf Coast Express Pipeline project to transport approximately 2 billion cubic feet per day of natural gas to Gulf Coast markets. The project is anticipated to be completed by the end of the third quarter of 2019.

In Chemicals, CPChem and Qatar Petroleum signed an agreement to jointly pursue development of a petrochemical facility on the U.S. Gulf Coast that would add world-scale ethylene and derivative capacity to meet growing global demand. The U.S. Gulf Coast II Petrochemical Project is expected to include a 2 million metric tons per year ethylene cracker and two high-density polyethylene units, each with capacity of 1 million metric tons per year. CPChem would own 51% and have responsibility for the construction, operation and management of the facility. Final investment decision is expected no later than 2021, with targeted startup in 2024.

CPChem signed an agreement with Qatar Petroleum to pursue the development, construction and operation of a petrochemicals complex in Qatar. The facility is expected to have a 1.9 million metric tons per year ethylene cracker and two high-density polyethylene derivative units with a combined capacity of 1.7 million metric tons per year. Pending final investment decision, the project is expected to start up in late-2025. CPChem will own a 30% share of the joint venture.

In Refining, Phillips 66 is upgrading the fluid catalytic cracking unit (FCC) at the Sweeny Refinery to increase production of higher-value petrochemical products and higher-octane gasoline. The project is anticipated to be completed in the second quarter of 2020.

Phillips 66 Partners’ 25,000 BPD isomerization unit at the Lake Charles Refinery was completed in July and is expected to ramp up to full production in the third quarter. The project increases production of higher-octane gasoline blend components.

Phillips 66 Reports Second-Quarter Earnings of $1.4 Billion (Adjusted Earnings of $1.4 Billion)

The company has a portfolio of renewable fuel projects under development that leverage existing infrastructure. Waste fats, recycled cooking oils and other renewable feedstocks will be used for diesel production that complies with low-carbon fuel standards. The Humber Refinery has a project underway to increase its capacity for co-processing used cooking oil in the production of diesel. The company has supply and offtake agreements with two third-party facilities in Nevada, the first of which is expected to begin production by the end of this year. At the Ferndale Refinery, the company is partnering in the development of a renewable diesel plant. Renewable fuel opportunities are also being evaluated at the San Francisco Refinery. Upon completion, these projects are expected to bring approximately 650 million gallons of renewable diesel to the market annually.

In Marketing, the company continues its program to roll out updated signature image designs for Phillips 66, 76 and Conoco branded sites in the United States. During the quarter, approximately 400 sites were re-imaged. Since the program’s inception in 2015, approximately 3,300 sites have been re-imaged.

The company will host an analyst and investor day in New York on Nov. 6, 2019. Additional details will be provided at a later date.

Phillips 66 Reports Second-Quarter Earnings of $1.4 Billion (Adjusted Earnings of $1.4 Billion)

Investor Webcast

Later today, members of Phillips 66 executive management will host a webcast at noon EDT to discuss the company’s second-quarter performance and provide an update on strategic initiatives. To access the webcast and view related presentation materials, go to www.phillips66.com/investors and click on “Events & Presentations.” For detailed supplemental information, go to www.phillips66.com/supplemental.

Earnings
	Millions of Dollars
	2019			2018
	Q2	Q1	Jun YTD	Q2	Jun YTD
Midstream	$423	316	739	238	518
Chemicals	275	227	502	324	610
Refining	983	(198)	785	1,190	1,302
Marketing and Specialties	353	205	558	310	545
Corporate and Other	(205)	(210)	(415)	(227)	(423)
Pre-Tax Income	1,829	340	2,169	1,835	2,552
Less: Income tax expense	325	70	395	431	563
Less: Noncontrolling interests	80	66	146	65	126
Phillips 66	$1,424	204	1,628	1,339	1,863

Adjusted Earnings
	Millions of Dollars
	2019			2018
	Q2	Q1	Jun YTD	Q2	Jun YTD
Midstream	$423	316	739	238	518
Chemicals	275	227	502	324	610
Refining	983	(219)	764	1,191	1,301
Marketing and Specialties	353	205	558	254	476
Corporate and Other	(205)	(210)	(415)	(227)	(439)
Pre-Tax Income	1,829	319	2,148	1,780	2,466
Less: Income tax expense	370	66	436	393	513
Less: Noncontrolling interests	80	66	146	65	119
Phillips 66	$1,379	187	1,566	1,322	1,834

Phillips 66 Reports Second-Quarter Earnings of $1.4 Billion (Adjusted Earnings of $1.4 Billion)

About Phillips 66

Phillips 66 is a diversified energy manufacturing and logistics company. With a portfolio of Midstream, Chemicals, Refining, and Marketing and Specialties businesses, the company processes, transports, stores and markets fuels and products globally. Phillips 66 Partners, the company’s master limited partnership, is integral to the portfolio. Headquartered in Houston, the company has 14,400 employees committed to safety and operating excellence. Phillips 66 had $58 billion of assets as of June 30, 2019. For more information, visit www.phillips66.com or follow us on Twitter @Phillips66Co.

- # # # -

CONTACTS
Jeff Dietert (investors)	Brent Shaw (investors)	Dennis Nuss (media)
832-765-2297	832-765-2297	832-765-1850
jeff.dietert@p66.com	brent.d.shaw@p66.com	dennis.h.nuss@p66.com

CAUTIONARY STATEMENT FOR THE PURPOSES OF THE “SAFE HARBOR” PROVISIONS
OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Words and phrases such as “is anticipated,” “is estimated,” “is expected,” “is planned,” “is scheduled,” “is targeted,” “believes,” “continues,” “intends,” “will,” “would,” “objectives,” “goals,” “projects,” “efforts,” “strategies” and similar expressions are used to identify such forward-looking statements. However, the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements relating to Phillips 66’s operations (including joint venture operations) are based on management’s expectations, estimates and projections about the company, its interests and the energy industry in general on the date this news release was prepared. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. Factors that could cause actual results or events to differ materially from those described in the forward-looking statements include fluctuations in NGL, crude oil, and natural gas prices, and petrochemical and refining margins; unexpected changes in costs for constructing, modifying or operating our facilities; unexpected difficulties in manufacturing, refining or transporting our products; lack of, or disruptions in, adequate and reliable transportation for our NGL, crude oil, natural gas, and refined products; potential liability from litigation or for remedial actions, including removal and reclamation obligations under environmental regulations; limited access to capital or significantly higher cost of capital related to illiquidity or uncertainty in the domestic or international financial markets; the impact of adverse market conditions or other similar risks to those identified herein affecting PSXP, as well as the ability of PSXP to successfully execute its growth plans; and other economic, business, competitive and/or regulatory factors affecting Phillips 66’s businesses generally as set forth in our filings with the Securities and Exchange Commission. Phillips 66 is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Information—This news release includes the terms adjusted earnings, adjusted earnings per share, and adjusted pre-tax income. These are non-GAAP financial measures that are included to help facilitate comparisons of company operating performance across periods and with peer companies, by excluding items that do not reflect the core operating results of our businesses in the current period. This release includes realized refining margin, a non-GAAP financial measure that demonstrates how well we performed relative to benchmark industry margins. This release also includes a debt-to-capital ratio excluding PSXP. This non-GAAP measure is provided to differentiate the capital structure of Phillips 66 compared with that of Phillips 66 Partners.

References in the release to earnings refer to net income attributable to Phillips 66.

Phillips 66 Reports Second-Quarter Earnings of $1.4 Billion (Adjusted Earnings of $1.4 Billion)

	Millions of Dollars
	Except as Indicated
	2019			2018
	Q2	Q1	Jun YTD	Q2	Jun YTD
Reconciliation of Consolidated Earnings to Adjusted Earnings
Consolidated Earnings	$1,424	204	1,628	1,339	1,863
Pre-tax adjustments:
Pending claims and settlements	—	(21)	(21)	—	—
Certain tax impacts	—	—	—	(55)	(70)
Tax impact of adjustments*	—	4	4	14	17
U.S. tax reform	—	—	—	24	17
Other tax impacts	(45)	—	(45)	—	—
Noncontrolling interests	—	—	—	—	7
Adjusted earnings	$1,379	187	1,566	1,322	1,834
Earnings per share of common stock (dollars)	$3.12	0.44	3.55	2.84	3.87
Adjusted earnings per share of common stock (dollars)†	$3.02	0.40	3.42	2.80	3.81

Reconciliation of Segment Pre-Tax Income (Loss) to Adjusted Pre-Tax Income (Loss)
Midstream Pre-Tax Income	$423	316	739	238	518
Pre-tax adjustments:
None	—	—	—	—	—
Adjusted pre-tax income	$423	316	739	238	518
Chemicals Pre-Tax Income	$275	227	502	324	610
Pre-tax adjustments:
None	—	—	—	—	—
Adjusted pre-tax income	$275	227	502	324	610
Refining Pre-Tax Income (Loss)	$983	(198)	785	1,190	1,302
Pre-tax adjustments:
Pending claims and settlements	—	(21)	(21)	—	—
Certain tax impacts	—	—	—	1	(1)
Adjusted pre-tax income (loss)	$983	(219)	764	1,191	1,301
Marketing and Specialties Pre-Tax Income	$353	205	558	310	545
Pre-tax adjustments:
Certain tax impacts	—	—	—	(56)	(69)
Adjusted pre-tax income	$353	205	558	254	476

Phillips 66 Reports Second-Quarter Earnings of $1.4 Billion (Adjusted Earnings of $1.4 Billion)

	Millions of Dollars
	Except as Indicated
	2019			2018
	Q2	Q1	Jun YTD	Q2	Jun YTD
Reconciliation of Segment Pre-Tax Income (Loss) to Adjusted Pre-Tax Income (Loss)
Corporate and Other Pre-Tax Loss	$(205)	(210)	(415)	(227)	(423)
Pre-tax adjustments:
U.S. tax reform	—	—	—	—	(16)
Adjusted pre-tax loss	$(205)	(210)	(415)	(227)	(439)
*We generally tax effect taxable U.S.-based special items using a combined federal and state statutory income tax rate of approximately 25%. Taxable special items attributable to foreign locations likewise use a local statutory income tax rate. Nontaxable events reflect zero income tax. These events include, but are not limited to, most goodwill impairments, transactions legislatively exempt from income tax, transactions related to entities for which we have made an assertion that the undistributed earnings are permanently reinvested, or transactions occurring in jurisdictions with a valuation allowance.

†Weighted-average diluted shares outstanding and income allocated to participating securities, if applicable, in the adjusted earnings per share calculation are the same as those used in the GAAP diluted earnings per share calculation.

Phillips 66 Reports Second-Quarter Earnings of $1.4 Billion (Adjusted Earnings of $1.4 Billion)

	Millions of Dollars
	Except as Indicated
	Q2 2019	Q1 2019
Realized Refining Margins
Income (loss) before income taxes	$983	(198)
Plus:
Taxes other than income taxes	58	75
Depreciation, amortization and impairments	214	212
Selling, general and administrative expenses	33	11
Operating expenses	906	1,011
Equity in earnings of affiliates	(128)	(81)
Other segment expense, net	4	7
Proportional share of refining gross margins contributed by equity affiliates	317	284
Special items:
Pending claims and settlements	—	(21)
Realized refining margins	$2,387	1,300
Total processed inputs (thousands of barrels)	187,299	161,712
Adjusted total processed inputs (thousands of barrels)*	209,987	179,715
Income (loss) before income taxes (dollars per barrel)**	$5.25	(1.22)
Realized refining margins (dollars per barrel)***	$11.37	7.23
*Adjusted total processed inputs include our proportional share of processed inputs of an equity affiliate.
**Income (loss) before income taxes divided by total processed inputs.
***Realized refining margins per barrel, as presented, are calculated using the underlying realized refining margin amounts, in dollars, divided by adjusted total processed inputs, in barrels. As such, recalculated per barrel amounts using the rounded margins and barrels presented may differ from the presented per barrel amounts due to rounding.

	Millions of Dollars
	Except as Indicated
	June 30, 2019
Debt-to-Capital Ratio
	Phillips 66 Consolidated	PSXP*	Phillips 66 Excluding PSXP
Total Debt	$11,439	3,324	8,115
Total Equity	27,306	2,521	24,785
Debt-to-Capital Ratio	30%		25%
Total Cash	$1,819	130	1,689
Net Debt-to-Capital Ratio	26%		21%
*PSXP’s third-party debt and Phillips 66’s noncontrolling interests attributable to PSXP.